Exhibit 10.23

SUMMARY OF RETIREMENT SEPARATION AGREEMENT

FOR JEAN HAMILTON

In March 2003 the Board of Directors of Prudential Financial Inc. (“Prudential”) approved a separation package for Jean Hamilton, a former Executive Vice President of Prudential. In addition to normal benefits under Prudential’s retirement and compensation plans, all of which plans have been filed with the Securities and Exchange Commission as exhibits to various of Prudential’s Periodic and Current Reports, Prudential’s Board of Directors approved the following two payments to Ms. Hamilton: (1) a lump sum payment of $253,155, in lieu of payments under her offer letter dated July 7, 1988, and Prudential’s 1988 and 1989 Capital Accumulation Plans; and (2) a lump sum payment of $50,000, in lieu of outplacement services normally offered in accordance with Prudential’s practices.

In exchange for Prudential’s Board of Directors’ approval of the separation package, Ms. Hamilton executed a Separation Agreement and General Release which included, among other things: (1) a release of all potential claims against Prudential; (2) a covenant not to disclose any of Prudential’s confidential and proprietary information; (3) a twelve month restrictive covenant precluding Ms. Hamilton (a) from soliciting any Prudential employee to leave Prudential’s employ; and (b) from soliciting business from individuals or entities who became known to Ms. Hamilton during her Prudential employment on behalf of certain competing organizations.